UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)       November 17, 2010

Citigroup Inc.

 (Exact name of registrant as specified in its charter)

Delaware	1-9924	52-1568099
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

399 Park Avenue, New York, New York 10043

 (Address of principal executive offices) (Zip Code)

(212) 559-1000

 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Citigroup Inc.
 Current Report on Form 8-K

Item 8.01.  Other Events.

On November 17, 2010, Harold Lewis, a Managing Director of CitiMortgage, Inc., submitted testimony on behalf of Citigroup Inc. (“Citi”) to the Subcommittee on Housing and Community Opportunity, Committee on Financial Services, U.S. House of Representatives, in preparation for a hearing on November 18, 2010.  The testimony submitted included the following regarding Citi’s mortgage foreclosure processes and reviews to date:

“As I have indicated, as the housing crisis worsened, Citi’s main focus has been to work with borrowers to keep them in their homes. Citi has dedicated both staff and resources to this worthy goal and as a result, during the period January 1, 2007 through September 30, 2010, Citi has helped more than one million homeowners in their efforts to avoid potential foreclosure. That has always been our first priority.

As we have said, Citi also has been continuously reviewing its foreclosure processes with respect to its U.S. mortgage portfolios. We first focused on our existing foreclosure processes, which we strengthened over time, and determined that the integrity of our current process is sound and that there are no systemic issues. We have subsequently focused on ensuring that pending foreclosures, regardless of when they were initiated, as well as cases that were being handled by the Stern law firm, also meet our current standards.

Taking each of these actions in turn:

Beginning in the fall of 2009, Citi took a series of steps to strengthen its practices and add additional resources to ensure foreclosures were being processed correctly. As part of these improvements, Citi centralized its foreclosure operations into one unit, added staff and enhanced training for greater efficiency and control. Citi limited the volume of documents that its staff processes and requires annual certification of its employees’ understanding of the proper procedures. Also, managers were made accountable for regularly reviewing files to make certain that employees comply with the procedures. These improvements were fully implemented at our St. Louis processing center in February of 2010.

Under Citi’s existing procedures, affidavits are prepared by outside counsel to ensure compliance with each state's foreclosure laws, and each package is reviewed by a Citi employee who now verifies the information and signs the foreclosure affidavit in the presence of a notary. In a limited number of cases earlier this year, affidavits may have been executed by outside counsel under now-revoked powers of attorney. When errors are found, the documents are returned to the attorney, who revises the package and resubmits the documents for review. Foreclosures are monitored to make certain that staffing is adequate to review the affidavits properly. As noted previously, the changes and safeguards implemented this year give Citi confidence that there are no systemic issues in its existing foreclosure processes. To date, Citi’s review of foreclosure affidavits has not identified cases where Citi foreclosed on a property in error.

As an additional quality control measure, Citi is currently reviewing approximately 10,000 affidavits that were executed in pending judicial foreclosures initiated prior to February 2010 to assure that these affidavits are substantively correct and properly executed. Citi expects that affidavits executed prior to the fall of 2009 will need to be re-filed.

Separately, Citi is also reviewing approximately 4,000 pending foreclosure affidavits in judicial states that were executed at our Dallas processing center and may not have been signed in the presence of a notary, to assure that these affidavits are substantively correct and properly executed. Citi expects that it will re-file these affidavits.

Lastly, as previously announced, Citi stopped referring new matters to the Florida law firm David Stern in September of 2010 and has since withdrawn all pending matters from that firm. As an added precaution and quality-control measure, Citi is transferring approximately 8,500 pending foreclosure files from the Stern law firm to new counsel. New affidavits for these cases will be prepared and re-filed by new counsel under Citi’s current procedures.

Citi, through the implementation of the procedures and reviews described above, is making every effort to ensure that no foreclosure goes forward based on an inaccurate or defective affidavit. Citi has not suspended its foreclosure process and believes there is no reason to do so.”

The information in this Form 8-K shall be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended, and shall be incorporated by reference into any registration statement filed by Citi under the Securities Act of 1933, as amended.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 17, 2010	CITIGROUP INC.

	By:	/s/ Michael S. Helfer
Name: Michael S. Helfer
Title: General Counsel and Corporate Secretary